Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces First Quarter 2010 Financial Results

•                  Q1 FY 2010 Net Revenues: $18.6 million

•                  Q1 FY 2010 GAAP Gross Margin: 36.1 percent

•                  Q1 FY 2010 GAAP Net Income: $2.6 million; $0.08 per share (diluted)

FREMONT, Calif., Apr. 28, 2010 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Results

Revenue for the first quarter of 2010 was $18.6 million, compared with $17.8 million in the fourth quarter of 2009, and $7.7 million in the first quarter of 2009. Total gallium arsenide (GaAs) substrate revenue was $13.4 million for the first quarter of 2010, compared with $12.6 million in the fourth quarter of 2009, and $5.0 million in the first quarter of 2009.

Indium phosphide (InP) substrate revenue was $875,000 for the first quarter of 2010, compared with $513,000 in the fourth quarter of 2009, and $490,000 in the first quarter of 2009. Germanium (Ge) substrate revenue was $1.64 million compared with $1.85 million in the fourth quarter of 2009 and $622,000 in the first quarter of 2009. Raw materials sales were $2.7 million for the first quarter of 2010, compared with $2.8 million in the fourth quarter of 2009 and $1.5 million in the first quarter of 2009.

Gross margin was 36.1 percent of revenue for the first quarter of 2010. By comparison, gross margin in the fourth quarter of 2009 was 33.9 percent of revenue. Gross margin was negative 3.1 percent of revenue for the first quarter of 2009.

Operating expenses were $3.9 million in the first quarter of 2010, compared with $3.0 million in the fourth quarter of 2009, which included approximately $500,000 in one-time favorable year-end adjustments for professional fees, China pension funds and China union fees. Operating expenses in the first quarter of 2009 were $5.0 million, and included approximately $629,000 severance and stock compensation accrual

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

for the company’s former chief executive officer, and a $507,000 restructuring charge as a result of its reduction in force.

Income from operations for the first quarter of 2010 was $2.9 million compared with income from operations of $3.1 million in the fourth quarter of 2009, and loss from operations of $5.2 million in the first quarter of 2009.

Net interest and other income for the first quarter of 2010 was $94,000, which included $120,000 gain on investment notes that matured and an unrealized foreign exchange loss of $68,000. This compares with net interest and other expense of $92,000 in the fourth quarter of 2009, which included an unrealized foreign exchange loss of $140,000, and net interest and other expense of $378,000 in the first quarter of 2009, which included an unrealized foreign exchange loss of $409,000.

Net income in the first quarter of 2010 was $2.6 million or $0.08 per diluted share, compared with net income of $2.8 million or $0.09 per diluted share in the fourth quarter of 2009, and with a net loss of $5.5 million, or loss of $0.18 per diluted share in the first quarter of 2009.

Management Qualitative Comments

“This was another very good quarter for AXT,” said Morris Young, chief executive officer. “We have continued to experience solid demand for our products across all of our primary markets, driven by significant and extended market trends, such as the rapid expansion of wireless devices and subscribers, the increasing momentum in the adoption of LED technology and the growing interest in solar energy.  Further, our own execution has been strong throughout our engineering, manufacturing, sales and administrative functions. We have had tremendous success in continuing to develop our valuable, long-term customer relationships as well as penetrating new customers and new opportunities to drive our growth and diversify our base. In addition, our efforts to restructure and refocus our organization over the past nine months are resulting in tangible benefits in our efficiency, productivity and profitability — creating a solid foundation for our success in quarters to come.”

Outlook for Second Quarter, Ending June 30, 2010

AXT estimates revenue for the second quarter will increase to between $20.7 million and $21.5 million. The company estimates that net income per share will be between $0.08 and $0.09, which takes into account our weighted average share count of approximately 31.9 million shares.

Conference Call

The Company will also host a conference call to discuss these results on April 28, 2010 at 1:30 p.m. PDT. The conference call can be accessed at (719) 457-2705 (passcode 8474153). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 8474153) until May 5, 2010. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium

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(Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

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The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the second quarter of 2010, our manufacturing efficiency improvements, our commitment to increased funding for our engineering and customer support efforts, trends in our key markets, our ability to accommodate demand for our products, our capital requirements and our business structures.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of the factory closures or other delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenue	$18,641	$7,654
Cost of revenue	11,909	7,891
Gross profit (loss)	6,732	(237)

Operating expenses:
Selling, general and administrative	3,419	4,006
Research and development	451	460
Restructuring charge	—	507
Total operating expenses	3,870	4,973
Income (loss) from operations	2,862	(5,210)
Interest income, net	15	44
Other income (loss), net	79	(422)

Income (loss) before provision (benefit) for income taxes	2,956	(5,588)
Provision (benefit) for income taxes	246	4
Net income (loss)	2,710	(5,592)

Less: Net income (loss) attributable to noncontrolling interest	(130)	76
Net income (loss) attributable to AXT, Inc.	$2,580	$(5,516)

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.08	$(0.18)
Diluted	$0.08	$(0.18)

Weighted average number of common shares outstanding:
Basic	30,743	30,434
Diluted	31,792	30,434

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2010	2009
Assets:
Current assets
Cash and cash equivalents	$20,607	$16,934
Short-term investments	18,734	18,469
Accounts receivable, net	15,166	15,362
Inventories, net	28,141	27,718
Prepaid expenses and other current assets	3,067	2,411
Total current assets	85,715	80,894

Property, plant and equipment, net	20,293	20,853
Other assets	6,160	6,199

Total assets	$112,168	$107,946

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$6,894	$5,571
Accrued liabilities	4,976	4,566
Current portion of long-term debt	77	76
Total current liabilities	11,947	10,213

Long-term debt, net of current portion	401	420
Other long-term liabilities	29	62
Total liabilities	12,377	10,695

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	188,148	187,901
Accumulated deficit	(98,551)	(101,130)
Other comprehensive income	4,076	4,300
Total AXT, Inc. stockholders’ equity	97,205	94,603

Noncontrolling interest	2,586	2,648
Total stockholders’ equity	99,791	97,251

Total liabilities and stockholders’ equity	$112,168	$107,946